UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2008

ENERGTEK INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51249	42-1708652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, NY 11580

(Address of principal executive offices)

(516) 887-8200

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

On July 21, 2008 PNOC Exploration Corporation, a corporation organized under the laws of the Republic of the Philippines (“PNOC”) and a subsidiary of the Philippine National Oil Company, and Energtek Products Ltd., an Israeli corporation (“EPL”) and a wholly-owned subsidiary of Energtek Inc. (the “Registrant”), executed a Gas Sales and Purchase Agreement (the “Agreement”). Pursuant to the Agreement, EPL will purchase natural gas produced by PNOC at the San Antonio Gas Power Project located at Echague, Isabela in the Republic of the Philippines.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.35 and incorporated herein by reference.

On July 15, 2008 Confidence Petroleum India Ltd., a company traded on the Bombay Stock Exchange, and the Registrant signed a Terms Sheet regarding the parties’ intent, after a joint review of the competitive advantage of planned production activities in India, to enter into a Joint Venture for production and further commercialization of products developed by the Registrant. The Joint Venture is expected to concentrate in the Indian market. The parties agreed that the investments and activities of the Joint Venture would be through Confi-Energtek Asia Limited, a company registered in India. The Terms Sheet replaces the Memorandum of Understanding reported in the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2008.

Section 3 - Securities and Trading Markets
Item 3.02    Unregistered Sales of Equity Securities

From May 16, 2008 to May 22, 2008, the Registrant issued and sold 333,334 units for total consideration of $250,000. Each unit (the “Units”) consists of one share of the Registrant’s common stock, $0.001 par value (the “Common Stock”), and one Class 2007-J Warrant (the “Warrants”). Each Warrant entitles the holder to purchase one share of Common Stock at a purchase price of $1.50 at any time on or before February 28, 2011. These Units were offered and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by Regulation S promulgated under the Securities Act. The subscribers represented that they are not United States persons (as defined in Regulation S), they are not affiliates of the Registrant and they are not acquiring the Units for the account or benefit of a United States person. The subscribers further represented that at the time of the origination of the contacts concerning their subscriptions for the Units and on the date of the execution and delivery of the subscription agreements for such Units they were outside of the United States. The Registrant did not make any offers in the United States and there were no selling efforts in the United States. In connection with these subscriptions, the Registrant issued 16,667 shares of Common Stock and paid $12,500 as a commission.

From May 31, 2008 to June 17, 2008, the Registrant issued and sold 2,276,666 additional Units for total consideration of $1,707,500. These Units were offered and sold pursuant to an exemption from the registration requirements of the Securities Act provided by Regulation S promulgated under the Securities Act. The subscribers represented that they are not United States persons (as defined in Regulation S), they are not affiliates of the Registrant and they are not acquiring the Units for the account or benefit of a United States person. The subscribers further represented that at the time of the origination of the contacts concerning their subscriptions for the Units and on the date of the execution and delivery of the subscription agreements for such Units they were outside of the United States. The Registrant did not make any offers in the United States and there were no selling efforts in the United States. In connection with these subscriptions, the Registrant issued 113,834 shares of Common Stock and paid $85,375 as a commission.

On June 3, 2008, the Registrant issued and sold 273,000 additional Units for total consideration of $204,750. These Units were offered and sold pursuant to an exemption from the registration requirements of the Securities Act provided by Regulation D promulgated under the Securities Act. The subscriber represented that it is an accredited investor, as defined in Regulation D, that it acquired the Units for its own account as principal, not as a nominee or agent, for investment purposes only and not with a view to or for resale or distribution. In connection with this subscription, the Registrant issued 13,650 shares of Common Stock and paid $10,238 as a commission.

Section 8 - Other Events
Item 8.01    Other Events

On July 7, 2008, the Registrant’s board of directors authorized the redemption of 2,100,000 outstanding Class B warrants at a redemption price of $0.05 per warrant, for the aggregate amount of $105,000, pursuant to the terms of the Registrant’s warrant agreements with the holders of the Class B warrants.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.35	Gas Sales and Purchase Agreement, dated July 21, 2008, between PNOC Exploration Corporation and Energtek Products Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2008

ENERGTEK INC.

By:	/s/ Lev Zaidenberg
Name:	Lev Zaidenberg
Title:	CEO